                                                                    Exhibit 11.1

                         VENTANA MEDICAL SYSTEMS, INC.
                           NET LOSS PER COMMON SHARE


                                                       Year Ended December 31
                                         ------------------------------------------------
                                               1994             1995             1996
                                         ------------------------------------------------
Historical
----------
Net loss                                   (5,370,000)       (3,269,000)      (11,281,000)
Less accretion of preferred
  stock redemption requirement             (1,983,000)       (2,436,000)       (1,355,000)
                                         ------------------------------------------------
Net loss applicable to common stock        (7,353,000)       (5,705,000)      (12,636,000)
                                         ================================================
Weighted average common shares
  outstanding(3)                              917,179           957,280         5,319,276

Stock options and restricted stock
  issued within one year of initial
  filing (May 24, 1996)                     1,092,779         1,092,779           546,390
                                         ------------------------------------------------
Weighted average common shares and
  common share equivalents
  outstanding during the period             2,009,958         2,050,059         5,865,664
                                         ================================================
Net loss per share                             $(3.66)           $(2.78)           $(2.15)
                                         ================================================

                                            Year Ended December 31
                                        ---------------------------------
                                           1995                1996
                                        --------------------------------
As Adjusted
-----------
Net loss                                (3,269,000)          (11,281,000)
                                        ================================
Weighted average common shares
  outstanding(1)                         7,570,854             9,140,387

Stock options and restricted stock
  issued within one year of initial
  filing(2)                              1,092,779               546,390
                                        --------------------------------
Weighted average common shares and
  common share equivalents
  outstanding during the period          8,663,633             9,686,777
                                        ================================
Net loss per share                          $(0.38)               $(1.16)
                                        ================================

(1) Includes conversion of Series A, C and D Preferred Shares, which occurred upon completion of the Company's initial public offering on July 26, 1996.

(2) Treated as outstanding for the quarters prior to the effective date of the Company's initial public offering on July 26, 1996.

(3) Excludes conversion of Series A, C and D Preferred Shares for periods prior to completion of the Company's initial public offering.